Exhibit to Item 77C

                     CERTIFICATE OF INSPECTORS OF ELECTION

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                              Exhibit to Item 77C

                     CERTIFICATE OF INSPECTORS OF ELECTION

                       SPECIAL MEETING OF SHAREHOLDERS OF

                  MERRILL LYNCH FUNDS FOR INSTITUTIONS SERIES


The undersigned, being duly appointed and qualified as Inspectors of Election at the Special Meeting of Shareholders of Merrill Lynch Funds for Institutions Series (the "Trust") holding shares of Merrill Lynch Funds for Institutions Series held on May 25, 2001 at the offices of Merrill Lynch Investment Managers, L.P., One Financial Center, 23rd Floor, Boston, Massachusetts 02111, do certify as follows:

1. Before discharging our duties as Inspectors of Election at the said meeting, we took and subscribed to an oath to perform faithfully the duties of Inspectors of Election with strict impartiality and to the best of our abilities.

2. At said meeting, we examined the list of holders of shares of beneficial interest of the Trust as of the close of business on February 12, 2001, the record date for said meeting (the "Record Date"), and the written proxies and ballots presented to us. At the close of business on the Record Date, there were 41,595,110,715.92 shares of beneficial interest of Trust issued and outstanding and entitled to vote. We determined that 30,168,969,442.80 shares of beneficial interest were represented in person or by proxy at the meeting. Therefore, there were represented in person or by written proxy, 72% of the shares of beneficial interest of Trust entitled to vote at the meeting, which percentage constituted a quorum pursuant to the requirements of the laws of the Commonwealth of Massachusetts and the By-laws of the Trust, as amended.

3. The result of the vote taken by ballot with respect to the proposal to amend the Trust's charter to permit the Trustees to reorganize the Trust into a master/feeder structure, with all shares voting as a single class, was as follows:

               FOR               AGAINST            ABSTAIN

        27,787,362,617.85    924,293,553.07     1,457,313,271.94


At least two-thirds of the outstanding shares of beneficial interest of the Trust on the Record Date having been voted at this meeting at which a quorum was present in favor of the proposal, with all shares voting as a single class, such proposal has been duly adopted.



                                                                  NYB 1221948.3

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IN WITNESS THEREOF, we have made the foregoing report and subscribe our names this 25th day of May 2001.


                             By: /s/ William M. Breen
                                --------------------------------------------
                                 William M. Breen - Inspector of Election


                             By: /s/ Michael V. Petrella
                                --------------------------------------------
                                 Michael V. Petrella - Inspector of Election







                                       2                          NYB 1221948.3